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                                                                    EXHIBIT 99.1

                                                                    May 28, 2002
                                                                        Contact:
                                                                    Barry Rubens
                                                                    704-722-2404
                                                                     Mark Hadley
                                                                    704-722-3231

               CT COMMUNICATIONS ANNOUNCES EXECUTIVE TEAM CHANGES

         CT Communications, Inc. (Nasdaq: CTCI) announced today the reassignment of duties among its current executive team and the addition of a new executive. According to Michael R. Coltrane, CEO, the changes will assist the Company in its continued efforts to develop and implement strategic planning, as well as increase its capacity to manage operations in the rapidly changing telecommunications industry.

         Barry R. Rubens, currently Senior Vice President, Chief Financial Officer, Secretary and Treasurer has been named Senior Vice President - Strategic Planning and Chief Development Officer. In his new position, Mr. Rubens will direct the Company's strategic planning activities, its outside joint ventures, its investment activities, the development of business opportunities and manage its government and regulatory affairs. Rubens will continue to hold the position of Secretary.

         Matthew J. Dowd, currently CEO of Wavetel, a wholly-owned subsidiary of the Company, has been named a Senior Vice President of the Company. In addition to his continued responsibility for Wavetel, Dowd will be responsible for the Company's Wireless, CLEC, Greenfield, and Internet business units.

         James E. Hausman will join the Company on a full-time basis on July 1 as Senior Vice President and Chief Financial Officer of the Company. Mr. Hausman will be responsible for the Company's finance, accounting, information technology, and investor relations. During a transition period, Barry Rubens will continue to handle investor relations and certain finance and accounting matters.

         "Much of the current success and stability we enjoy as a company can be traced to the effectiveness of our strategic planning process since Barry Rubens joined the company nearly ten years ago," said Coltrane. "With the changing national and regional economies and the dramatic fluctuations in the telecommunications industry, effective strategic planning and sound corporate development are now even more crucial to our future success. With the reassignment of duties, Barry will be able to devote more time to these critical parts of our business."

         "Both Matt and Jim bring a wealth of experience to their new positions and will greatly enhance the depth and capacity of our executive team," added Coltrane. "Prior to becoming CEO of Wavetel in 2000, Matt held executive positions for other telecommunication companies for almost 20 years and Jim is a CPA who served as Chief Financial Officer of Houston Cellular for more than 11 years."

         CT Communications, Inc., which is headquartered in Concord, N.C., is a growing provider of integrated telecommunications services to residential and business customers located primarily in North Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including local and long distance services, Internet and data services and digital wireless services.